Exhibit 99.1

CITI TRENDS, INC. ANNOUNCES EXPANDED CAPITAL RETURN PROGRAM

Expects to return approximately $30 million to stockholders over next 12 months

Increases quarterly dividend by 33.3%

Authorizes $25 million share repurchase program

SAVANNAH, GA (April 10, 2017) — Citi Trends, Inc. (NASDAQ:CTRN) today announced that its Board of Directors has expanded its capital return program to include the following:

•                  a 33.3% increase in its quarterly dividend, from $0.06 to $0.08,

•                  a new share repurchase program of up to $25 million,

•                  maintain a minimum cash balance of $80 million, and

•                  commitment to return excess cash to the Company’s stockholders through additional dividends and buybacks.

Ed Anderson, Executive Chairman, commented, “These actions demonstrate the Board’s commitment to thoughtfully and appropriately returning excess capital to stockholders while maintaining the financial flexibility required to grow our business. Just as with the successful completion of a $15 million repurchase program and the institution of a regular quarterly dividend in 2015, these decisions have been informed by the Board’s extensive stockholder engagement and in-depth evaluations of the Company’s balance sheet and strategic initiatives. We remain committed to creating, enhancing and responsibly returning value to our stockholders.”

This expanded capital return program is designed to return available cash to stockholders while maintaining a minimum cash balance of $80 million. Considering practices in our industry and the retail experience of the Company’s Board and management, as well as the Company’s capital needs for its current strategic initiatives, the Board believes that this balance will provide the appropriate financial strength and flexibility. Pursuant to this expanded capital return program, the Board will regularly evaluate the best way to return excess cash to the Company’s stockholders, through regular dividends, stock buybacks, and/or special dividends.

The increase to the quarterly dividend will begin with the second quarter dividend to be paid to stockholders in June 2017, consistent with the Company’s typical timing for its second quarter dividend, subject to Board approval.  The repurchase program announced today has no time limit, and the Company expects to fund the share repurchases from cash on hand.  The expanded capital return program will be subject to continuing Board review and based on a number of factors, including business and market conditions, the Company’s future financial performance and other investment priorities.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720